Exhibit 10.1
ASSET PURCHASE AND SALE AGREEMENT
     This ASSET PURCHASE AND SALE AGREEMENT (hereinafter referred to as “this Agreement”) made and entered into this 22nd day of December, 2005, by and between PIONEER AMERICAS LLC, a Delaware limited liability company (hereinafter the “Seller”) and MARIANA PROPERTIES, INC., a Delaware corporation (hereinafter called “Purchaser”).
WITNESSETH:
     WHEREAS, Seller is the owner of a former chlor-alkali manufacturing facility located in Tacoma, WA, consisting of approximately 33 acres of land, improvements, fixtures and personal property (collectively, the “Facility”); and
     WHEREAS, Seller has agreed to sell and convey to Purchaser and Purchaser has agreed to purchase the Assets, as defined below, for the consideration and upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller and Purchaser, Seller hereby agrees to sell and convey such property to Purchaser upon the terms and conditions hereinafter set forth.
ARTICLE I
DEFINITIONS
“Agreement” has the meaning specified in the Preamble.
“Assets” has the meaning specified in Section 2.01.
“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
“Agreed Order” shall mean that Administrative Order on Consent for Removal Activities Embankment and Area 5106, EPA Docket No. 10-97-0011 — CERCLA, as amended through and after the Closing Date.
“Assumed Liabilities” has the meaning specified in Section 8.01(a).
“Claim” means any claim, demand, investigation, action, suit, assessment, litigation or other proceeding, including arbitral proceedings and proceedings by a Third Party or by or before any Governmental Authority.
“Closing” has the meaning specified in Section 2.03(a).
“Closing Date” means the date on which the Closing occurs.

“Consent Decree” shall mean that RD-RA Consent Decree, Mouth of Hylebos Waterway Problem Area, Commencement Bay Nearshore Tideflats Superfund Site dated January 14, 2005, as amended through and after the Closing Date.
“Contracts” has the meaning specified in Section 3.08.
“Damages” means all losses, damages, penalties, fines, costs, amounts paid in settlement, expenses and fees, including reasonable attorneys’ fees and expenses.
“EOA Termination Agreement” shall have the meaning specified in Section 6.01(d).
“Employee Plans and Agreements” means all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, loan, hospitalization, cafeteria plan and other similar fringe or employee benefit or compensation plans, programs and arrangements, and any employment or consulting contracts, “golden parachutes,” severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, in each case relating to the Seller’s employees or former employees, and including all related “employee benefit plans” (as defined in Section 3(3) of ERISA), all employee manuals, and all binding written, or, to the knowledge of Seller, oral statements of policies, practices or understanding relating to employment.
“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 7401, et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251, et seq.), the Clean Air Act (42 U.S.C. § 7401, et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136, et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. §§ 11001, et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f, et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.), the Oil Pollution Act of 1990 (P.L. 101-380, 104 Stat. 486), the Occupational Safety and Health Act (29 U.S.C. § 651, et seq.) (with respect to exposure to Hazardous Materials only), the Washington Model Toxics Control Act, Chapter 70.105D RCW (“MTCA”), the Washington Hazardous Waste Management Act, Chapter 70.015D RCW, the Washington Water Pollution Control Act, Chapter 90.48 RCW, the Washington Clean Air Act, Chapter 70.94 RCW, the Shoreline Management Act of 1971, Chapter 90.58 RCW, and the Washington State Environmental Policy Act, Chapter 43.21C, et. seq., RCW, as such laws may be amended or otherwise modified from time to time, and any other present or future applicable Law pertaining to, relating to or in any way arising out of or concerning: (a) the environment, including pollution, contamination, clean-up, preservation, protection, or reclamation of the environment; (b) exposure of employees and other persons to any Hazardous Material; (c) any Release or threatened Release of any Hazardous Material, including investigation, monitoring, clean-up, removal, treatment, or any other action to address such Release or threatened Release; or (d) the management of any Hazardous Material, including the manufacture, production, generation, presence, formulation, processing, labelling, distribution, introduction into commerce, registration, use, treatment, handling, storage, disposal, discharge, transportation, re-use, recycling or reclamation of any Hazardous Material or the containment, removal or remediation thereof.
“Excluded Personal Property” has the meaning specified in Section 2.01.

“Facility” has the meaning specified in the Recitals.
“Governmental Approvals” means any authorization, consent, approval, license, franchise, lease, ruling, permit, certificate or exemption of, or filing or registration with, any Governmental Authority.
“Governmental Authority” means any United States federal, state or local governmental, regulatory or administrative authority agency or commission of any court, tribunal or judicial body.
“Hazardous Material” means any “hazardous substance” or “hazardous waste” as defined, identified or listed as of the Closing in any Environmental Laws in effect as of the Closing, and includes, solely for purposes of this Agreement, any radioactive substance, pesticide, petroleum product, crude oil or any fraction thereof, and asbestos in friable form (other than asbestos in the chlor-alkali cells).
“Indemnification Claim” means any Claim made by an Indemnified Party seeking indemnification for a Loss pursuant to Article VIII.
“Indemnified Group” has the meaning specified in Section 8.04(a).
“Indemnified Party” means any person entitled to indemnification under this Agreement, and shall refer to a Purchaser Indemnified Person or a Seller Indemnified Person as the context requires.
“Indemnifying Party” means any party obligated under this Agreement to indemnify an Indemnified Party, and shall refer to the Purchaser or Seller as the context requires.
“Joint Defense Agreement” shall have the meaning specified in Section 6.01(d).
“Law” means any federal, state, or local or foreign statute, law, ordinance, regulation, rule, code or other requirement or rule of law, including all Environmental Laws.
“Lien” means any mortgage, lien, charge, pledge, hypothecation, assignment, deposit arrangement, encumbrance, security interest, assessment, lease, adverse claim, levy, preference or priority or other security agreement of any kind or nature whatsoever (whether voluntary of involuntary, affirmative or negative, and whether imposed or created by operation of Law or otherwise) in, on or with respect to, or pledge of, any Assets whether now owned or hereafter acquired, or any other interest in Assets designed to secure the repayment of debt or any other obligation, whether arising by contract, operation of law or otherwise.
“Losses” means any and all damages, fines, penalties, judgments, deficiencies, losses, costs and expenses, including court costs, reasonable fees of attorneys, accountants and other experts and other reasonable expenses of any Claim.
“Material Adverse Effect” means, with respect to any Person, asset or operation, any set of circumstances or events which in the aggregate would constitute, or cause, a material adverse effect on such asset or operation and, in the case of any Person, its condition, financial or otherwise, or on the ability of such Person to perform its obligations under this Agreement or to consummate the transaction contemplated hereby.
“Ordinary Course of Business” of any Person, means any action taken by such Person that is consistent with the past practices of such Person or, in the case of Seller and its Affiliates, their past practices taken in the ordinary course of maintaining the Assets.
“Party” means Purchaser or Seller, as applicable; and “Parties” means Purchaser and Seller.

“Permit Assignments” has the meaning specified in Section 5.05.
“Permits” has the meaning specified in Section 2.01(iii).
“Permitted Encumbrances” means (i) Liens for current real and personal property taxes not yet due and payable, (ii) statutory Liens of warehousemen, mechanics and materialman and other like statutory Liens, which arose in the Ordinary Course of Business and are for obligations not yet due and payable, and (iii) those Encumbrances, imperfections of title, easements (including easements for power lines, telephone lines, and railways), rights-of way, servitudes, conditions, covenants and restrictions, if any, which (A) are not substantial in character, amount or extent and do not materially detract from the value of the Assets, (B) do not materially interfere with the ownership of the Assets and (C) have arisen only in the Ordinary Course of Business.
“Person” means an individual, corporation, partnership, limited liability company, joint venture, person trust, group, association, Government Authority or any other legal entity.
“Personal Property” has the meaning specified in 2.01.
“Pioneer Period” shall mean the period from June 17, 1997, until the Closing Date.
“Purchase Price” has the meaning specified in 2.02(a).
“Purchaser” has the meaning specified in the preface.
“Purchaser Indemnified Persons” has the meaning specified in Section 8.03.
“Real Property” has the meaning specified in Section 2.01.
“Records” has the meaning specified in Section 2.01.
“Related Agreements” means the EOA Termination Agreement, the Joint Defense Agreement, the special warranty deed to be delivered pursuant to Section 2.03(b)(i), the bill of sale to be delivered pursuant to Section 2.03(b)(ii) and the guaranty to be delivered pursuant to Section 2.03(c)(iii).
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, leaching, dumping or disposing of Hazardous Materials or other substances or materials into the atmosphere (excluding indoor air), onto or into the soil or sediment, or into groundwater or surface water, excluding mitigation.
“Remediation” has the meaning specified in Section 8.01(a)(i).
“Replacement Cost” of any Asset means the cost that would be incurred to repair or replace, as applicable, such Asset to substantially the same condition as immediately prior to any damage, destruction or condemnation of such Asset which amount shall be determined by the agreement of Seller and Purchaser or by appraisal .
“Representative” means any director, officer, employee, agent, accountant, legal counsel, contractor or other representative of a Person acting on such Person’s behalf (whether or not the actions exceed the scope of representation); provided, however, that one Party or its Affiliates shall not be considered or deemed to be a Representative of the other Party or its Affiliates.
“Retained Liabilities” has the meaning specified in Section 8.01(b).

“Seller” has the meaning specified in the preface.
“Seller Indemnified Persons” has the meaning specified in Section 8.02.
“Third Party” means any Person that is not (a) a Party; (b) a successor to or permitted assign of a Party; (c) an Affiliate of any of (a) or (b); (d) a Representative of any of (a), (b) or (c); or (e) a Governmental Authority.
ARTICLE II
PURCHASE AND SALE OF ASSETS
Section 2.01 Assets. Subject to and upon the terms and conditions set forth in this Agreement, Seller will sell, transfer, convey and deliver to Purchaser, and Purchaser will purchase, at the Closing, the following assets:
(i)	the real property described in Schedule 2.01(i) together with all appurtenant rights (the “Real Property”);

(ii)	all of the equipment, fixtures and other personal property currently located on the Real Property, other than those items of personal property listed on Schedule 2.01(ii)-I (the “Excluded Personal Property”), including, but not limited to, those items of personal property listed on Schedule 2.01(ii)-II (the “Personal Property”). The Personal Property shall include any technology agreements, licenses, maintenance agreements, warranties and similar agreements associated with the Personal Property and to the extent they are transferable. Seller shall remove the Excluded Personal Property from the Real Property pursuant to Section 5.10 below;

(iii)	the governmental permits, authorizations and licenses relating to the Assets listed on Schedule 2.01(iii) (the “Permits”) subject, however, to the obligations of the Parties under Section 5.05 and Purchaser’s right not to accept designated Permits pursuant to Section 5.05; and

(iv)	a complete set of the records, reports, data, analysis results, maps, operating manuals and other documents relating to the physical condition of the Assets or the environmental investigation or remediation thereof, including, but not limited to, prints, drawings and CAD drawings relating to the Facility or any of the Assets, including those that relate to utilities, structures, plant lay-out, pipelines and marine structures (the “Records”);
(the Real Property, Personal Property, Permits and Records are hereinafter referred to as the “Assets”).
Section 2.02 Consideration for the Assets. In consideration for the sale, transfer, conveyance, assignment, and delivery of the Assets by Seller to Purchaser, and in reliance upon the representations and warranties made herein by Seller to Purchaser, Purchaser shall at Closing, pay to Seller by wire transfer, in immediately available funds, the sum of Seven Hundred Fifty Thousand Dollars ($750,000.00) (the “Purchase Price”). The Purchase Price has been determined by the Parties on the basis of an arms’-length negotiation, taking into consideration the inactive nature of the Facility and the potential Remediation and demolition activities associated with ownership of the Assets.

Section 2.03 Closing.
     (a) Time and Place. Upon the terms and subject to the conditions of this Agreement, the closing of the purchase and sale of the Assets contemplated hereby (the “Closing”) shall take place at such time and date and at such place as the Seller and the Purchaser may mutually agree upon in writing; provided, however, that the Closing shall take place no later than December 31, 2005.
     (b) Actions to be Taken by Seller. At the Closing, Seller shall:
(i)	Deed. Deliver a special warranty deed, executed by the Seller, necessary to effect conveyance of the Real Property, substantially in the form of Exhibit 2.03(b)(i);

(ii)	Bill of Sale. Deliver a bill of sale sufficient to convey the Personal Property, duly executed by the Seller, as required, substantially in the form of Exhibit 2.03(b)(ii);

(iii)	Permit Assignments. Deliver the Permit Assignments as required by Section 5.05;

(iv)	Records. Deliver all of the Records to Purchaser.

(v)	General Conveyances. Deliver all other documents required under the provisions of this Agreement, including such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance satisfactory to Purchasers’ counsel, to vest in Purchaser title to the Assets;

(vi)	Termination Agreement. Deliver an executed counter-part of the EOA Termination Agreement;

(vii)	Closing Certificate. Deliver the certificate of the Seller substantially in the form of Exhibit 2.03(b)(vii);

(viii)	Consents and Approvals. Deliver to Purchaser all authorizations, consents, orders and approvals of all Governmental Authorities and third parties necessary for the consummation by Sellers of the transactions contemplated by this Agreement, if any, with the exception of any authorizations, consents, orders and approvals related to the transfer of Permits, to the extent any such authorization, consent, order or approval is to be effected in response to the Permit Assignments; and

(ix)	Joint Defense Agreement. Deliver an executed counter-part of the Joint Defense Agreement.

     (c) Actions to be Taken by Purchasers. At Closing, Purchaser shall:
(i)	Pay the Purchase Price. Pay the Purchase Price to the Seller as set forth in Section 2.02;

(ii)	Closing Certificate. Deliver the certificate of Purchaser substantially in the form of Exhibit 2.03(c)(ii);

(iii)	Guaranty of Occidental Chemical Corporation. Deliver the Guaranty of Occidental Chemical Corporation, duly signed substantially in the form of Exhibit 2.03(c)(iii);

(iv)	Termination Agreement. Deliver an executed counterpart of the EOA Termination Agreement; and

(v)	Joint Defense Agreement. Deliver an executed counter-part of the Joint Defense Agreement.
     (d) Further Assurances. At any time and from time to time after the Closing, at Purchaser’s reasonable request and without further consideration, Seller covenants to and shall execute and deliver such other reasonable instruments of sale, transfer, conveyance, assignment, consent, release and confirmation and take such reasonable action as Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser, and to confirm Purchaser’s ownership and title to, all of the Assets, to put Purchaser in actual possession and operating control of the Assets and to assist Purchaser in exercising all rights and privileges with respect thereto.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF SELLER
     Subject to all of the terms, conditions and provisions of this Agreement, Seller hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:
     Section 3.01 Organization and Qualification. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite power and authority to own the Assets, as applicable. Seller is duly qualified or licensed to do business and in good standing or authorized to do business in the State of Washington.
     Section 3.02 Authority. Seller has all requisite power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereby. The execution and delivery by Seller of this Agreement and the consummation of the transaction contemplated hereby, have been duly and validly authorized by all necessary company (including any member action) on the part of Seller, and no other company proceedings on the part of Seller are necessary to authorize the execution and delivery by Seller of this Agreement or to consummate the transaction contemplated hereby. Assuming the due authorization, execution and delivery of this Agreement by the parties hereto, this Agreement constitutes, and when executed and delivered by Seller, will constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and general equitable principles (whether applied in a court of law or equity).
     Section 3.03 No Conflict. The execution and delivery by Seller of this Agreement and the consummation of the transaction contemplated hereby, do not and will not: (i) assuming the receipt of any required Governmental Approvals and the completion of the notifications, filings and registrations set forth on Schedule 3.04, violate any provision of any Law, or of any Governmental Approval or any writ, injunction, order, judgment or decree of any Governmental Authority, in each case presently in effect and applicable to Seller or any Affiliate of Seller or to the Assets, including, but not limited to, any order or decree arising out of that Bankruptcy Proceeding styled In re: Pioneer Companies, Inc., et al., U.S. Bankruptcy Court, Southern District of Texas (Case No. 01-38259-H3-11, July 31, 2001), (ii) result in a breach of or constitute (with or without the giving of notice or the passage of time or both) a default under (x) the Articles of Organization of Seller, or (y) any resolution adopted by the members of Seller, (iii) result in a breach of or constitute (with or without the giving of notice or the passage of time or both) a default under any Contract to which Seller is a party or by which Seller or any of the Assets is bound or affected, or (iv) result in, or require, the imposition or creation of any Lien upon the Assets.
     Section 3.04 Consents and Approvals. Except as set forth in Schedule 3.04, no Governmental Approvals, and no consents, licenses, authorizations, approvals, permits, notifications, filings or registrations to or with any Person, are required to be obtained or made by Seller, or any of its Affiliates, in connection with the execution and delivery by Seller of this Agreement or the consummation of the transaction contemplated hereby, other than (i) such Governmental Approvals, consents, licenses, authorizations, approvals, permits, notifications, filings and registrations which have been obtained or made and are in full force and effect, (ii) other filings with Governmental Authorities in the Ordinary Course of Business of Seller that are not required to be made prior to the consummation of the transaction contemplated by this Agreement, and (iii) consents, notices, authorizations and approvals of parties to Contracts not required to be listed on Schedule 3.08.
     Section 3.05 Litigation. Except as set forth in Schedule 3.05, there is no action, suit, proceeding, arbitration, assessment or investigation served or pending of which Seller or any of its Affiliates has received notice, or, to the knowledge of Seller, threatened, relating to any of the Assets before or by any Governmental Authority or any other Person which is reasonably expected to result in Liabilities of more than $25,000 with respect to any of the Assets. There is no such action, suit, proceeding, arbitration, assessment or investigation pending or, to the knowledge of Seller, threatened which seeks to restrain or enjoin the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby or thereby. Except as set forth in Schedule 3.05, there are no outstanding judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by an arbitrator) against Seller, any of its Affiliates or any of the Assets: (i) that are reasonably expected to result in Liabilities of more than $25,000 with respect to the Assets; or (ii) which prohibit or restrict, or could reasonably be expected to result in any delay of, the consummation of the transaction contemplated by this Agreement.
     Section 3.06 Assets. Except as set forth in Schedule 3.06, Seller has good and indefeasible title to the Real Property and the Personal Property, free and clear of Liens (other than Permitted Encumbrances).
     Section 3.07 Condemnation. Except as set forth in Schedule 3.07, there are no pending condemnation or eminent domain proceedings, or contemplated sales in lieu thereof of which Seller or any of its Affiliates has received notice or, to the knowledge of Seller, threatened proceedings, in each case involving a partial or total taking of any of the Assets other than any such condemnation or eminent domain proceeding or any such sale which may become pending, threatened or contemplated after the date hereof and which is subject to Section 5.07.
     Section 3.08 Contracts. Schedule 3.08 sets forth a complete and accurate list of all agreements or contracts (the “Contracts”) relating to the Assets (including all amendments thereto) and which are intended to survive the Closing and transfer of the Assets. Seller is not, and to the knowledge of Seller, no other party to any Contract is, in breach or violation of any Contract or in default thereunder, and, except as so set forth, there does not exist any event that, with the giving of notice or the lapse of time, or both, would become a breach, violation or default by Seller or, to the knowledge of Seller, any other party thereto, except for such breaches, violations, defaults and events as to which requisite waivers or consents have been or will, on or prior to the Closing Date, be obtained. Except as set forth on Schedule 3.08, no consents or other authorizations are required for the assignment to Purchaser of any of Contracts included in the Assets.
     Section 3.09 Permits. Except as set forth in Schedule 3.09; (i) Seller has all Permits required for the ownership of the Assets and the conduct of the operation of the Facility, as presently conducted, (ii) all of such Permits are in full force and effect, except for any such Permit with respect to which applications for renewal shall have been filed; (iii) Seller is in compliance in all material respects with all of such Permits; and (iv) Seller has not received any notice of violation of any of the terms of any such Permits, which violation is outstanding and unresolved or unsatisfied. No revocation, termination, limitation or withdrawal of any such Permit is pending of which Seller or any of its Affiliates has received notice or, to the knowledge of Seller, threatened.
Section 3.10 Compliance with Laws. Except as set forth in Schedule 3.10,
          (a) (i) Seller is in compliance with all Laws applicable to the Assets, and (ii) has not received any notice alleging or charging any lack of compliance or violation of any material requirement of any such Law which remains pending and unresolved, except, in the case of each of clauses (i) and (ii), where such lack of compliance or violation will not result in a Material Adverse Effect on the Assets. Except as set forth in Schedule 3.10, no investigation or review by any Governmental Authority with respect to the Assets is pending of which Seller or any of its Affiliates has received notice or, to the knowledge of Seller, threatened.

          (b) During the Pioneer Period, Seller or its Affiliates operated the Facility and maintained the Assets in compliance with all applicable Environmental Laws, including, but not limited to, the proper and timely reporting to Governmental Authorities of all Releases to the environment.
     Section 3.11 Real Property. Except as set forth on Schedule 3.11:
          (a) The Real Property does not violate in any material respect any provisions of any applicable building code, fire, health or safety regulation, or any other governmental ordinance, order or regulation including all Environmental Laws.
          (b) There are utility services, including water, sewer, and electricity lines, to the Real Property, and neither Seller nor any of its Affiliates has received notice from any applicable Governmental Authority or any other Person that any such utilities will be terminated.
          (c) The Real Property has full and free access to and from public highways, streets or roads and, neither Seller nor any of its Affiliates has received written notice of any pending or threatened proceeding by any Governmental Authority which would impair or result in the termination of such access.
          (d) Schedule 3.11(d) is a list of any easements, right-of-ways, licenses or similar property rights that it has granted, conveyed, acquired or obtained during the Pioneer Period that affects, burdens or benefits the Real Property.
     Section 3.12 Brokers’ Fees. Seller does not have any liability to pay any fees or commissions to any broker, finder or agent with respect to the transaction contemplated by this Agreement for which Purchaser or any of its Affiliates could become liable or obligated.
     Section 3.13 Limitation on Representation and Warranties.
          (a) Except as and to the extent expressly set forth in this Article III, included on any Schedule hereto or included in any Related Agreement or other writing delivered by Seller to Purchaser concurrently herewith or subsequent hereto expressly pursuant to this Agreement, Seller makes no other representation or warranty and disclaims all liability and responsibility for any representation, warranty, statement or information (financial or otherwise) made or communicated (orally or in writing) to Purchaser or any of its Affiliates, employees, agents, consultants or representatives (including, without limitation, any opinion, information, projection, financial statement or advice that may have been provided to Purchaser by any officer, director, employee, agent, consultant or representative of Seller or of any Affiliate thereof).
          (b) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND WITHOUT DIMINISHING IN ANY MANNER THE SCOPE OF THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III, EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE III, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE FOLLOWING MATTERS: THE MAINTENANCE, REPAIR,

CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF ANY OF THE ASSETS, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY OF THE ASSETS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT PURCHASER IS OBTAINING RIGHTS IN THE ASSETS “AS IS”, “WHERE IS” AND “WITH ALL FAULTS”. THE PROVISIONS OF THIS SECTION 3.13(b) HAVE BEEN SPECIFICALLY NEGOTIATED IN THIS AGREEMENT.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Subject to all of the terms, conditions and provisions of this Agreement, Purchaser hereby represents and warrants to Seller, as of the date hereof, and as of the Closing Date, as follows:
     Section 4.01 Organization and Qualification. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed to do business and in good standing as a foreign corporation authorized to do business in each other jurisdiction where, because of the nature of its properties or the nature of its business, such qualification or licensing is required, except for such jurisdictions where the failure to be so qualified or licensed will not have a Material Adverse Effect with respect to Purchaser.
     Section 4.02 Authority. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement to which Purchaser is a party, and to consummate the transaction contemplated hereby. The execution and delivery by Purchaser of this Agreement and the consummation of the transaction contemplated hereby have been duly and validly authorized by all necessary corporate action (including any stockholder action) on the part of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution and delivery by Purchaser of this Agreement or to consummate the transaction contemplated hereby or thereby. Assuming the due authorization, execution and delivery of this Agreement by the parties hereto, this Agreement constitutes, and when executed and delivered by Purchaser, will constitute, a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and general equitable principles (whether applied in a court of law or equity).
     Section 4.03 No Conflict. The execution and delivery by Purchaser of this Agreement and the consummation of the transaction contemplated hereby, do not and will not: (i) assuming the receipt of the Governmental Approvals and the completion of the notifications, filings and registrations set forth on Schedule 4.04, violate any provision of any Law, or of any Governmental Approval or any writ, injunction, order, judgment or decree of any Governmental Authority, in each case presently in effect and applicable to Purchaser or any Affiliate of Purchaser or the Properties of Purchaser, (ii) result in a breach of or constitute (with or without the giving of notice or the passage of time or both) a default under the charter or by-laws of Purchaser, or any resolution adopted by the Board of Directors or stockholders of

Purchaser, (iii) result in a breach of or constitute (with or without the giving of notice or the passage of time or both) a default under any contract to which Purchaser is a party or by which Purchaser or any of Purchaser’s properties is bound or affected, or (iv) result in, or require, the imposition or creation of any Lien upon Purchaser’s properties.
     Section 4.04 Consents and Approvals. Except as set forth in Schedule 4.04, no Governmental Approvals, and no consents, licenses, authorizations, approvals, permits, notifications, filings or registrations to or with any Person, are required to be obtained or made by Purchaser, or any of its Affiliates, in connection with the execution and delivery by Purchaser of this Agreement or the consummation of the transaction contemplated hereby, other than (i) such Governmental Approvals, consents, licenses, authorizations, approvals, permits, notifications, filings and registrations which have been obtained or made and are in full force and effect and (ii) other filings with Governmental Authorities in the Ordinary Course of Business of Purchaser that are not required to be made prior to the consummation of the transactions contemplated by this Agreement.
     Section 4.05 Litigation. There is no action, suit, proceeding, arbitration, assessment or investigation pending or, to the knowledge of Purchaser or any of its Affiliates threatened, which seeks to restrain or enjoin the execution and delivery of this Agreement or the consummation of the transaction contemplated hereby.
     Section 4.06 Brokers’ Fees. Purchaser does not have any liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or any of its Affiliates could become liable or obligated.
     Section 4.07 Limitation on Representations and Warranties.
          Except as and to the extent expressly set forth in this Article IV, included on any Schedule hereto or included in any Related Agreement or any other writing delivered by Purchaser to Seller concurrently herewith or subsequent hereto expressly pursuant to this Agreement, Purchaser makes no other representation or warranty and disclaims all liability and responsibility for any representation, warranty, statement or information (financial or otherwise) made or communicated (orally or in writing) to Seller or any of its Affiliates, employees, agents, consultants or representatives (including, without limitation, any opinion, information, projection, financial statement or advice that may have been provided to Seller by any officer, director, employee, agent, consultant or representative of Purchaser or of any Affiliate thereof).
ARTICLE V
COVENANTS
     Section 5.01 Access to Properties and Records.
          (a) After the date hereof and prior to the Closing Date or the earlier termination of this Agreement, Seller shall (i) afford to Purchaser and its consultants, counsel, agents and other representatives involved in the transaction contemplated by this Agreement (the “Purchaser

Representatives”), upon reasonable request, during normal business hours, full and complete access to the Assets and reasonable access to personnel of Seller for the purpose of making surveys, conducting engineering and other non-intrusive studies, tests and inspections as are, in the opinion of Purchaser, necessary or desirable.
          (b) In the event that this Agreement is terminated in accordance with its terms, Purchaser shall promptly destroy or redeliver to the Seller all non-public written material provided or obtained pursuant to this Section 5.01 or otherwise and shall not retain any copies, extracts or other reproductions in whole or in part of such written material. In such event, all documents, memoranda, notes and other writings prepared by Purchaser based on the information in such material shall also be destroyed (and Purchaser shall use commercially reasonable efforts to cause the Purchaser Representatives to similarly destroy their documents, memoranda, notes and other writings).
          (c) Purchaser shall provide reasonable access to the Assets as may be necessary in connection with any of the Retained Liabilities.
     Section 5.02 Closing Conditions; Obtaining Consents. After the date hereof and prior to the Closing Date or the earlier termination of this Agreement, subject to the terms and conditions herein provided, each of Seller and Purchaser agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to use commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transaction contemplated by this Agreement and to cooperate in connection with the foregoing, including using commercially reasonable efforts to: (i) obtain all Governmental Approvals required to be obtained under any Law, if any; (ii) effect all necessary registrations and filings including submissions of information requested by Governmental Authorities, if any; and (iii) fulfill its respective conditions (to the extent within its control) set forth in Article VI of this Agreement.
     Section 5.03 Further Assurances. Each of Seller and Purchaser agrees that, from time to time, whether at or after the Closing Date, it will take, and will cause its Affiliates to take, such other action as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement. Each of Seller and Purchaser agrees that, from time to time after the Closing Date, at the request of the other Party, it, to the extent it then may lawfully do so: (i) shall, and shall cause each of its Affiliates to, take such actions and execute, acknowledge and deliver such deeds, assignments, conveyances, transfers, powers of attorney and assurances as may reasonably be necessary to effect or evidence the transfer to Purchaser of any of the Assets held by or in the name of, or which may appear in any public record to be owned by, any such Person; and (ii) shall cooperate with the requesting Party in transferring to Purchaser the Permits.
     Section 5.04 Conduct of Business.
          (a) Prior to Closing. The Seller shall, between the date hereof and the time of the Closing, continue to maintain the Assets in accordance with its normal practices and good industry standards for maintaining inactive industrial properties.

          (b) Decommissioning of the Assets.
(i)	Prior to Closing, Seller, in accordance with all applicable Laws and applicable industry standards and practices, shall remove from all of the tanks that are part of the Assets all residual solids and liquids and properly dispose of the same off-site. In performing the removal of the solids and liquids from the tanks Seller shall not damage or demolish the same, but shall use methods normally used for thoroughly cleaning tanks. Further, Seller shall properly remove and dispose of any asbestos-containing materials from any tanks used in removing asbestos from the diaphragm cells in the Facility to the extent feasible without destroying any such tanks (it being acknowledged by the Purchaser that residual asbestos fibers currently in the asbestos slurry mix tank (located in the cell renewal building) cannot be feasibly removed therefrom without the destruction of such tank).

(ii)	Seller shall, prior to Closing, remove all chemicals, trash, solvents, paints, cleaning agents, debris, inventory, raw materials, laboratory chemicals, samples, contaminated containers and similar items from the Assets and properly dispose of the same.

(iii)	All salt currently located on the salt pads at the Real Property shall be removed and properly disposed of by Seller prior to Closing.
          (c) Purchaser and its Representatives shall, prior to Closing, but no earlier than three (3) calendar days prior to Closing, have the right to conduct a thorough walk-through inspection of the Assets, including the right to inspect all rooms and Personal Property in order to verify compliance with the terms of this Section 5.04.
     Section 5.05 Permits. Seller shall keep all Permits active and in full compliance with all applicable laws and regulations. At, or prior to Closing, Seller shall deliver to Purchaser any and all applications, transfers, assignments or other documents or instruments (the “Permit Assignments”), fully executed and signed by Seller and which, upon completion and execution by Purchaser, will be sufficient to allow the transfer or assignment of the Permits to Purchaser. It is provided, however, that Purchaser may, in its sole discretion, within five (5) days of the date hereof, indicate to Seller, in writing, any Permits that it does not want transferred or assigned to it, in which case, Seller shall take all commercially reasonable actions to terminate the same.
          Commencing as of the Closing, and continuing until the Permits (except the Asbestos Annual Registration, the Annual Registration for Registered Sources, the Radio License — Microwave Station, and the 2005 Annual Business License) are transferred to Purchaser, or otherwise terminated or disposed of (the “Transfer Period”), Purchaser shall comply with the Permits as though it was the permittee and shall keep the Permits in compliance with all applicable Laws. During the Transfer Period: (i) Purchaser shall provide to Seller copies of any written citations issued on the Permits as soon as practicable after issuance; and (ii) Seller shall take all steps reasonably necessary to transfer or assign the Permits to Purchaser, or terminate the same, as the case may be, and to assist Purchaser to contest citations, file reports and take other actions as may be appropriate with respect to the Permits.
     Section 5.06 Public Announcements. Without the prior written approval of the other Party, neither Seller nor Purchaser will issue, or permit any agent or Affiliate thereof to issue, any press release or otherwise make or permit any agent or Affiliate thereof to make, any public statement or announcement with respect to this Agreement or the transaction contemplated hereby.
     Section 5.07 Casualty Loss and Condemnation.
          (a) In the event of, prior to the Closing, (i) the destruction of, or material damage to, any Asset which shall, together with all other Assets damaged or destroyed, (x) have a Replacement Cost exceeding $500,000, or (y) would increase the remediation, demolition or cleanup of the Assets by an amount exceeding $500,000 (a “Casualty Event”) which Seller shall have elected not to repair, rebuild, restore or replace as provided below, or (ii) the condemnation of any Asset which shall, together with all other Assets so condemned, have a Replacement Cost exceeding $500,000, Purchaser, at its sole option, may elect, prior to Closing:
(i)	with respect to any such Asset that has been condemned or has suffered a Casualty Event (other than any Asset that Seller has elected to repair, rebuild, restore or replace), Purchaser may, by notice to Seller, request that Seller, and, upon any such request, Seller shall, (i) pay to Purchaser, at the Closing, all sums theretofore paid to Seller by third parties by reason of such condemnation or Casualty Event, (ii) assign to Purchaser, no later than the Closing, all of the right, title and interest of Seller in and to any unpaid awards or other amounts payable by third parties or under Seller’s personal property and casualty insurance policies arising out of such condemnation or Casualty Event, and (iii) pay to Purchaser any deductible or retention under any applicable insurance; or

(ii)	to terminate this Agreement.
          (b) Seller shall give Purchaser prompt written notice (a “Casualty Notice”) of any such condemnation or Casualty Event, indicating the Asset or Assets which suffered such condemnation or Casualty Event, and Seller’s estimate of the Replacement Cost of each such Asset accompanied, in the case of any Casualty Event, by copies of all insurance related thereto, any deductibles or retention applicable thereto, any defenses threatened or asserted by the insurer or known to Seller, its estimate of, and all available information relevant to, the cost of repair, rebuilding, restoration or replacement thereof, and any other information reasonably requested by Purchaser. In the case of any retention or deductible, Seller shall provide to Purchaser prompt notice of such retention or deductible. Purchaser shall make any election permitted by Section 5.07(a) promptly, but in any event within five (5) Business Days of the receipt of a Casualty Notice.

          (c) At any time during which Purchaser may elect to receive the proceeds thereof pursuant to Section 5.07(a), Seller shall not, without the consent of Purchaser, compromise, settle or adjust any material amounts receivable by reason of any condemnation or Casualty Event occurring with respect to any such Company Asset.
     Section 5.08 Certain Notifications; Specific Performance.
          (a) Prior to Closing, each of the Seller and the Purchaser shall promptly notify the other Party if, to the knowledge of the Seller or the Purchaser, as the case may be, any event, fact or condition exists which constitutes or will constitute a material breach by the other Party of any representation, warranty, covenant or agreement set forth in this Agreement. In the event of any such breach by any Party, the other Party may elect to consummate the transaction contemplated by this Agreement, and, upon any such election, (i) the Parties may enter into a mutually acceptable amendment to this Agreement addressing such breach and any other matters related thereto, or (ii) such other Party shall be deemed to have unilaterally waived such breach, provided that in no event shall the Party responsible for such breach be required to enter into any such amendment unless such amendment provides that such breach shall be deemed unconditionally waived by such other Party for all purposes of this Agreement.
          (b) This Agreement shall not be specifically enforceable, except that, in the event of the satisfaction by Seller, on the one hand, or Purchaser, on the other hand, of their respective conditions to Closing (including any such satisfaction by waiver by the other Party or parties), the obligation of Seller or Purchaser, as the case may be, to consummate the transaction contemplated by this Agreement shall be specifically enforceable by such other Party or parties to the full extent permitted by Law.
Section 5.09 [INTENTIONALLY LEFT BLANK.]
     Section 5.10 Removal of Excluded Personal Property. Not later than five days prior to the Closing, Seller shall remove any Excluded Personal Property. Seller shall use commercially reasonable efforts to remove the Excluded Personal Property from the Real Property in such manner as to minimize interference with or damage to the remaining Assets. Further, Seller shall remove and properly dispose of any debris, scrap, residual chemicals and other materials that were produced as a result of the removal of the Excluded Personal Property. Any utilities that were disconnected in connection with such removal shall be reconnected to the extent they are still required for operation of the Assets.
     Section 5.11 Prorations.
          (a) Any real and personal property taxes and ad valorem taxes with respect to the Assets for any taxable period commencing prior to the Closing Date and ending after the Closing Date shall be apportioned on a per diem basis between (i) the period commencing on the initial day of such taxable period and ending one day prior to the Closing Date (“Pre-Closing Taxes”), and (ii) the period commencing on the Closing Date and ending on the last day of such taxable period (“Post-Closing Taxes”). On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than sixty (60) calendar days thereafter, Pre-Closing Taxes and Post-Closing Taxes, local business or other license fees or taxes, merchants’ association dues and other similar periodic charges payable with respect to the Assets shall be prorated between Purchaser and Seller effective as of the Closing Date. If any of the real property or personal property tax rates for the current tax year are not established by the Closing Date, the prorations shall be made on the basis of the rate in effect for the preceding tax year, and such proration shall be adjusted upon presentation of written evidence by Purchaser that the actual taxes paid differ from the amount used on the Closing Date. Any payment by Seller or Purchaser required by this Section 5.11 shall be made within five (5) days after a mutually acceptable determination of the amount due.
          (b) Electricity, telephone, gas and water utility charges shall be pro-rated as of the opening of business on the Closing Date between Purchaser and Seller effective as of the Closing (based on the number of days in applicable pre-Closing and post-Closing billing periods). Seller shall deliver to Purchaser copies of each relevant bill or statement to the extent relating to the proration obligations under this Section 5.11. Seller shall cooperate with Purchaser in arranging for the transfer of electricity, telephone, gas and water services.
     Section 5.12 Records.
     Inspection. Each of Seller and Purchaser agrees that, for a period of five years following the Closing Date, such Party shall take all necessary action to ensure that (i) all Records pertaining to the Assets with respect to periods ending on or before the Closing Date and in the possession or control of such Party or any of its Affiliates shall be open for inspection by representatives of the other Party at any time during regular business hours, and (ii) such other Party may during such period at its expense make such excerpts therefrom as it may reasonably request. During such period, each Party shall use its commercially reasonable efforts to cooperate with the other Party and make available such Records to the employees and representatives of such Party to the extent that such Party may reasonably require for its corporate and other business purposes (including, without limitation, attendance at depositions or legal proceedings, or audits requested by such Party to be performed by such Party’s independent accountants for any period through the Closing Date).
ARTICLE VI
CONDITIONS
     Section 6.01 Conditions to Obligations of each of the Parties. The respective obligations of each Party to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:
          (a) no preliminary or permanent injunction or other order, decree or ruling by any Governmental Authority or any other Person which prevents the consummation of the transaction contemplated by this Agreement shall have been issued and remain in effect;
          (b) no suit, litigation or other proceeding shall have been commenced by any Governmental Authority or any other Person, and no Law shall have been enacted, promulgated or issued by any Governmental Authority, which would (i) prohibit the ownership or operation by Purchaser of all or any material portion of the Assets, (ii) prohibit the consummation of the transaction contemplated by this Agreement or (iii) make the consummation of such transaction illegal;
          (c) (i) all Governmental Approvals legally required for the consummation of the transactions contemplated by this Agreement and, (ii) all registrations and filings, including submissions of information requested by Governmental Authorities, necessary to consummate the transaction contemplated by this Agreement, shall have been obtained or effected and be in full force and effect on the Closing Date, except as to clauses (i) and (ii) such which, if not obtained or effected, would not have a Material Adverse Effect with respect to the Assets, taken as a whole, or which are to be obtained in response to the Permit Assignments;
          (d) an agreement terminating the Environmental Operating Agreement (the “EOA Termination Agreement”), releasing all claims thereunder and a joint defense agreement (the “Joint Defense Agreement”) shall each have been executed and delivered by the Parties; and
          (e) all actions, proceedings, instruments, opinions and documents required to consummate the transaction contemplated by this Agreement, and all other related legal matters, shall be reasonably satisfactory to counsel to each of Seller and Purchaser.
     Section 6.02 Conditions to Obligations of Seller. The obligations of Seller to consummate the transaction contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions, except as Seller may waive in writing:
          (a) Purchaser and any Affiliate of Purchaser shall have complied with and performed in all material respects all of the terms, covenants, agreements and conditions contained in this Agreement to which each is a party which are required to be complied with and performed by Purchaser or such Affiliate on or prior to the Closing Date;
          (b) the representations and warranties of Purchaser and any Affiliate of Purchaser in this Agreement if qualified by reference to a Material Adverse Effect, shall be true and correct in all respects, and, if not so qualified, shall be true and correct except in such respects as, in the aggregate, do not have a Material Adverse Effect with respect to Purchaser, in each case, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except (i) to the extent that such representations and warranties expressly related to an earlier date, or (ii) as contemplated by this Agreement;
          (c) Seller shall have received each of the following, dated the Closing Date or, with respect to certificates of Governmental Authorities, dated within ten Business Days prior to the Closing Date:
(i)	a certificate of the Secretary of State of the State of Delaware as to the existence and good standing of Purchaser;

(ii)	a certificate of incumbency certified by the Secretary or an Assistant Secretary of Purchaser certifying the names of the officers of Purchaser authorized to execute this Agreement (including the certificates contemplated herein) together with specimen signatures of such officers; and

(iii)	a certificate of Purchaser signed on Purchaser’s behalf by the President or a Vice President of Purchaser certifying as to the fulfillment of the conditions specified in Section 6.02(a) and Section 6.02(b); and
          (d) Purchaser shall have paid to Seller the Purchase Price as provided in Section 2.02.
     Section 6.03 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions, except as Purchaser may waive in writing:
          (a) Seller and any Affiliate of Seller shall have complied with and performed in all material respects all of the terms, covenants, agreements and conditions contained in this Agreement which are required to be complied with and performed by Seller or such Affiliate on or prior to the Closing Date;
          (b) the representations and warranties of Seller and any Affiliate of Seller in this Agreement, if qualified by reference to a Material Adverse Effect, shall be true and correct in all respects and, if not so qualified, shall be true and correct except in such respects as, in the aggregate, do not have a Material Adverse Effect with respect to the Assets on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except (i) to the extent that such representations and warranties expressly related to an earlier date, or (ii) as contemplated by this Agreement;
          (c) Purchaser shall have completed, to its reasonable satisfaction, the inspection of the Assets as provided for in Section 5.04(c) above; and
          (d) Purchaser shall have received each of the following, dated the Closing Date or, with respect to certificates of Governmental Authorities, dated within ten Business Days prior to the Closing Date:
(i)	a certificate of the Secretary of State of the State of Delaware as to the existence and good standing of Seller and certificates of the Secretary of State of the State of Washington as to the authority of Seller to transact business in the State of Washington;

(ii)	a certificate of incumbency certified by the Secretary or an Assistant Secretary of Seller certifying the names of the officers of Seller authorized to execute this Agreement (including the certificates contemplated herein) together with specimen signatures of such officers; and

(iii)	a certificate of Seller signed on Seller’s behalf by the Chairman of the Board, Chief Executive Officer, President, Treasurer or a Vice President of Seller, certifying as to the fulfillment of the conditions specified in Section 6.03(a) and Section 6.03(b).
ARTICLE VII
TERMINATION
     Section 7.01 Termination. This Agreement may be terminated at any time prior to the Closing Date:
          (a) by the mutual written consent of Seller and Purchaser;
          (b) by Seller if (i) Purchaser shall have breached in any material respect any covenant or agreement contained in this Agreement and required to be performed by Purchaser on or before the Closing Date, which breach shall not have been either cured within ten days following notice thereof by Seller to Purchaser or waived by Seller or (ii) Purchaser shall have breached in any material respect any representation or warranty made by Purchaser and contained in this Agreement, which breach shall not have been cured as of the Closing Date or waived by Seller;
          (c) by Purchaser if (i) Seller shall have breached in any material respect any covenant or agreement contained in this Agreement and required to be performed by Seller on or before the Closing Date, which breach shall not have been either cured within ten days following notice thereof by Purchaser to Seller or waived by Purchaser or (ii) Seller shall have breached in any material respect any representation or warranty made by Seller and contained in this Agreement, which breach shall not have been cured as of the Closing Date or waived by Purchaser;
          (d) by either Seller or Purchaser if the Closing shall not have occurred on or prior to December 31, 2005 (the “Termination Date”), unless such failure to close shall be due to a breach of this Agreement by the Party seeking to terminate this Agreement pursuant to this clause (d);
          (e) by either Seller or Purchaser upon the issuance of an injunction, stay or restraining order issued by any court of competent jurisdiction enjoining or preventing the consummation of the transaction contemplated by this Agreement beyond the Termination Date, which injunction, stay or order has not been reversed, vacated or expired so as to permit the Closing to occur on or before the Termination Date; or
          (f) by Purchaser, (i) in the event that Seller shall have amended any of the Schedules to this Agreement to disclose the occurrence of any event, or the existence of any condition, (x) between the date of this Agreement and the Closing Date and, absent such amendment, Seller would have breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement

(which breach shall not have been cured as of the Closing Date or waived by Purchaser) or (y) on or prior to the date of this Agreement (without regard to the materiality of such event or condition); or (ii) pursuant to the provisions of Section 5.07(a)
     Section 7.02 Effect of Termination. In order to elect to terminate this Agreement pursuant to Section 7.01, written notice of such election must be given by the terminating Party to the other Party specifying the provision hereof pursuant to which such termination shall be made and, upon receipt of such notice by the non-terminating Party, this Agreement shall terminate and have no further effect, and the transaction contemplated hereby shall be abandoned without any further action by the Parties, except that the provisions of Sections 5.01(b) and 7.02 and the provisions of Article IX shall survive the termination of this Agreement; provided, however, that any termination pursuant to the provisions of clauses (b), (c) or (f) of Section 7.01 shall not relieve either Party from any liability to the other Party for its willful or intentional breach of any of the provisions of this Agreement occurring prior to such termination.
ARTICLE VIII
ASSUMPTION, RETENTION AND INDEMNIFICATION
     Section 8.01 Assumption and Retention of Liabilities.
          (a) Subject to the Closing, the representations and warranties of Seller and other terms of this Agreement (including, but not limited to the Retained Liabilities as defined below), Purchaser shall fulfill, perform, pay and discharge the following responsibilities, obligations and liabilities with respect to the Assets:
(i)	from and after the Closing, all obligations for and related to the investigation, cleanup or remediation of the environment, but only to the extent of the requirements of applicable Environmental Laws (collectively, the “Remediation”) as a result of either (i) all past operations at the Real Property; or (ii) those obligations under the Consent Decree and Agreed Order, including the completion of any existing remediation programs; except that Seller shall remain liable for any and all Claims by Third Parties and Governmental Authorities that pertain to the Facility or the operation thereof, or the Real Property, to the extent attributable to Seller’s or its Affiliates’ acts or omissions during the Pioneer Period, including Claims by Third Parties and Governmental Authorities arising as a result of the environmental or physical condition of the Real Property, except to the extent such Claims seek Remediation; and

(ii)	all litigation and Claims arising from the Assets to the extent they relate to any period other than the Pioneer Period, except to the extent they are Retained Liabilities;

(all such assumed obligations and liabilities being referred to herein as “Assumed Liabilities”).
          (b) Subject to the Closing, representation and warranties of Purchaser and other terms of this Agreement (including, but not limited to the Assumed Liabilities), Seller hereby retains and agrees to fulfill, perform, pay and discharge the following responsibilities, obligations and liabilities now existing or arising hereafter with respect to the Assets:
(i)	the Third Party and Governmental Authority Claims referred to in Section 8.01(a)(i) above;

(ii)	All liabilities and obligations (including costs of defense, prosecution, collection and reasonable attorney’s fees) with respect to (i) any Employee Plans and Agreements, or Claims of employees or former employees of Seller or its Affiliates or of any spouse, dependent, estate, or other beneficiary of such employees or former employees for any salary, benefits, workers’ compensation claims, severance pay or any other Claims from such employees or former employees; or (ii) any Claims or charges relating to wrongful termination, discrimination, harassment, or violation of (A) the Fair Labor Standards Act, (B) the Labor Management Relations Act, (C) the Workers Adjustment and Retraining Notification Act, (D) the Americans With Disabilities Act, (E) ERISA, (F) the Consolidated Omnibus Budget Reconciliation Act of 1985, (G) Title VII of the Civil Rights Act of 1964, (H) the Family and Medical Leave Act, (I) the Health Insurance Portability and Accountability Act, or (J) the Age Discrimination in Employment Act, all as attributable to the conduct of Seller or its Affiliates with respect to any employees or former employees of Seller or its Affiliates; and

(iii)	Claims (except Claims for Remediation assumed by Purchaser pursuant to Section 8.01(a)(i)) arising from the Assets to the extent they relate to the Pioneer Period.
(all such retained obligations and liabilities being referred to herein as the “Retained Liabilities”).
     Section 8.02 Indemnification of Seller. Subject to the terms and conditions of this Article VIII from and after the Closing, Purchaser agrees to indemnify, defend and hold harmless Seller, its Affiliates, the respective present and former directors and officers of Seller and its Affiliates and their respective heirs, executors, personal representatives, administrators, successors and assigns (the “Seller Indemnified Persons”), from and against any and all Losses which may be imposed on, incurred by or asserted against any Seller Indemnified Person, resulting from, directly or indirectly:
          (a) the inaccuracy of any representation or breach of any warranty of Purchaser contained in this Agreement, if the Seller did not have actual knowledge of such inaccuracy or breach on or prior to the Closing Date;

          (b) the breach of any covenant or agreement of Purchaser contained in this Agreement; and
          (c) any Assumed Liabilities.
     Section 8.03 Indemnification of Purchaser. Subject to the terms and conditions of this Article VIII from and after the Closing, Seller agrees to indemnify, defend and hold harmless Purchaser, its Affiliates, including, without limitation, Occidental Chemical Corporation, the respective present and former directors and officers of Purchaser and their respective heirs, executors, personal representatives, administrators, successors and assigns (the “Purchaser Indemnified Persons”), from and against any and all Losses which may be imposed on, incurred by or asserted against any Purchaser Indemnified Person, resulting from, directly or indirectly:
          (a) the inaccuracy of any representation or breach of any warranty of Seller contained in this Agreement, if the Purchaser did not have actual knowledge of such inaccuracy or breach on or prior to the Closing Date;
          (b) the breach of any covenant or agreement of Seller contained in this Agreement; and
          (c) any Retained Liabilities.
     Section 8.04 Limitations on Indemnification. The obligations of Purchaser and Seller to indemnify any Person pursuant to this Article VIII shall be subject to the following limitations:
          (a) except as provided in Section 8.04(c), neither the Seller Indemnified Persons nor the Purchaser Indemnified Persons shall be entitled to indemnification unless for any individual Indemnification Claim, the Loss incurred by the Party, or Parties, seeking indemnification for such individual Indemnification Claim (the “Indemnified Group”) is in an amount greater than $10,000. If the applicable individual threshold set forth in the preceding sentence has been reached with respect to any individual Indemnification Claim by an Indemnified Group (or any member(s) thereof) against Seller or Purchaser, as applicable, the Indemnified Group shall be entitled to indemnification for the full amount of the Loss with respect to such Claim as provided pursuant to this Article VIII;
          (b) for purpose of indemnification hereunder, an Indemnification Claim’s gross amount shall be reduced by (i) the net present value of any correlative insurance proceeds actually realized by the Indemnified Party to the extent such proceeds are not directly charged back to Indemnified Party and/or Indemnified Party’s future insurance premiums are not increased by such matter and (ii) the amount of any proceeds the Indemnified Party receives from a Third Party for such claim;
          (c) notwithstanding the foregoing, the thresholds established by Section 8.04(a) shall not apply to claims for indemnification arising from a breach of the representations, warranties and covenants in Section 3.02, Section 3.06, Section 3.12, Section 4.02, Section 4.06; the pro-rations requirements of Section 5.11 and Section 9.13; or the Remediation obligations of Section 8.01(a)(i).

          (d) no Party shall have liability for any lost business opportunities, loss of revenue, speculative or prospective profits or any other special, incidental, consequential, exemplary, punitive or indirect damages.
     Section 8.05 Indemnification Procedures. The obligations of any Party to indemnify any other Party pursuant to this Article VIII shall be subject to the following terms and conditions:
          (a) Notice and Defense. Within sixty (60) days after a Party or Parties to be indemnified (whether one or more, the “Indemnified Party”) receives notice of any Claim covered by Section 8.02 or 8.03, as the case may be, the Indemnified Party shall, if an Indemnification Claim in respect thereof is to be made pursuant to Section 8.02 or 8.03, notify the Party from whom indemnification is sought (the “Indemnifying Party”) in writing of such Claim; provided, however, that “notice” as used in this Section shall mean either (i) actual knowledge of a claim; or (ii) when the Party should have known of such Claim. It is further provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to the Indemnified Party pursuant to Section 8.02 or 8.03, except to the extent of any material detriment suffered by the Indemnifying Party as a result of such failure. The amount of each Indemnification Claim , together with a list identifying each separate item of loss, liability, damage, cost or expense to the extent known, shall be set forth in the Indemnification Claim notice delivered to the Indemnifying Party. In the event that an Indemnification Claim arises out of or results from Claims of Third parties or Governmental Authorities, the Indemnifying Party may at its option undertake the defense thereof by counsel or representatives chosen by it which are reasonably acceptable to the Indemnified Party. The Indemnifying Party may select the same counsel, in is sole discretion, to represent both the Indemnifying Party and Indemnified Party, and in such case, the Parties will waive any actual or potential conflict of interest from such representation. The Indemnifying Party shall have the sole right to compromise or settle any such Claim if (i) such settlement or disposition shall impose no material obligation or burden whatsoever on the Indemnified Party which is not wholly discharged by the Indemnifying Party, and shall provide a full release to the Indemnified Party, and (ii) the Indemnifying Party shall be fully capable of performing its obligations pursuant to such settlement or disposition. The Indemnifying Party shall have the right to compromise or settle all other such Third-Party Claims with the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Each of the Indemnifying Party and the Indemnified Party shall be entitled to consult with each other, to the extent it reasonably requests, in respect of the defense of such Claim and shall cooperate in the defense of any such Claim, including making its officers, directors, employees and Records available for use in defending against such Claim, and shall take those commercially reasonable actions within its power which are necessary to preserve any legal defenses to such matters.
          (b) Failure to Defend. If the Indemnifying Party, within a reasonable time (and in any event not more than 30 days) after notice of any Claim by a Third Party or Governmental Authority, fails to undertake the defense of such Claim, the Indemnified Party shall have the right to undertake the defense of such Claim with counsel or representatives chosen by it. The Losses of the Indemnified Party shall include the reasonable costs and expenses (including attorneys’ fees and expenses) incurred in any such defense of a Third Party’s or Governmental Authority’s Claim. Notwithstanding the foregoing, the Indemnified Party shall have no right to settle or compromise any such Claim without the prior written consent of the Indemnifying Party which consent shall not unreasonably be withheld; provided, however, that if any third party’s offer of settlement solely for money is proffered by the Indemnified Party to the Indemnifying Party and is not consented to by the Indemnifying Party, then the Indemnifying Party shall be deemed to have waived any rights it may otherwise have retained to contest the validity of any damages suffered by the Indemnified Party by reason of a judgment rendered in favor of such Third Party or Governmental Authority to the extent that the award in such judgment exceeds the offer of settlement.
Section 8.06 Payment
          (a) The Indemnifying Party shall reimburse each Indemnified Party for all reasonable costs and expenses of defense (including reasonable counsel fees) for which the Indemnified Party is entitled to be indemnified hereunder as they are incurred by such Indemnified Party. The Indemnifying Party shall pay any Indemnification Claim under this Article VIII within 30 days after its receipt of a proper notice of such Indemnification Claim under Section 8.05(a); provided, however, that if, within such 30-day period, the Indemnifying Party notifies the claimant of its objection to such payment (or, if a Third-Party or Governmental Authority Claim, the contest thereof), then payment shall be made promptly after such time as it is finally determined whether such Indemnification Claim is entitled to indemnity hereunder and the extent or amount to which so entitled. The Indemnifying Party shall be subrogated to the rights of the Indemnified Party, to the extent of any payments made by the Indemnifying Party to the Indemnified Party pursuant to this Article VIII.
          (b) If an Indemnifying Party is determined by a final and unappealable judgment of a court of competent jurisdiction to have breached its obligations to indemnify an Indemnified Party hereunder, (subject to Section 8.04(b)) the Indemnified Party shall be entitled to receive from the Indemnifying Party, in addition to all other amounts due hereunder, interest on all amounts otherwise paid by the Indemnified Party in respect of such breach from the date of the breach at 12% per annum (but not in excess of the maximum lawful rate permitted by applicable Law).
     Section 8.07 Survival of Representations and Warranties.
          (a) All representations and warranties made by Seller and Purchaser in this Agreement or in any certificate delivered at Closing pursuant to Article VI shall survive the execution and delivery of this Agreement, regardless of any investigation made by or on behalf of any Party; provided, however, that:
(i)	the representations and warranties of Seller shall terminate and have no further force or effect on the second anniversary of the Closing (except that those contained in Sections 3.01, 3.02 and Section 3.06 shall terminate and have no further force or effect on the fourth anniversary of the Closing (each of the representations and warranties of Seller contained in Sections 3.01, 3.02 and 3.06 are collectively the “Seller Major Representations”)); and

(ii)	the representations and warranties of Purchaser shall terminate and have no further force or effect on the second anniversary of the Closing (except that those contained in Sections 4.01 and 4.02 shall terminate and have no further force or effect on the fourth anniversary of the Closing (each of the representations and warranties of Purchaser contained in Sections 4.01 and 4.02 are collectively the “Purchaser Major Representations”)).
          (b) No payment on account of any Loss pursuant to the breach of any representation or warranty contained in this Agreement or any certificate delivered at the Closing pursuant to Article VI of this Agreement shall be required to be made by Seller to any Purchaser Indemnified Person or by Purchaser to any Seller Indemnified Person unless the Indemnified Party shall have delivered to Seller or Purchaser, as applicable, a notice of Indemnification Claim prior to the second anniversary of the Closing Date, or (i) with respect to breaches of Seller Major Representations, prior to the termination date thereof specified in Section 8.07(a)(i), and (ii) with respect to breaches of Purchaser Major Representations, prior to the termination date thereof specified in Section 8.07(a)(ii).
     Section 8.08 Exclusive Remedy. Except as provided by Section 5.08(b), the right to indemnification provided in this Article VIII shall be the exclusive remedy of any Purchaser Indemnified Person or Seller Indemnified Person with respect to the inaccuracy of any representation or the breach of any warranty, covenant or agreement made by Seller or Purchaser in this Agreement or arising in connection with the subject matter of this Agreement. Seller and Purchaser hereby waive and relinquish any other rights, remedies, causes of action or other Claims in respect of any such inaccuracy or breach including, without limitation, equitable and common law rights and rights created by statute, which Seller or Purchaser would otherwise have for any such inaccuracy or breach or with respect to any Liability arising from, or related to, the Assets.
     Section 8.09 Mitigation of Damages. The Parties shall take all such reasonable actions as may be necessary to mitigate damages for which any Party may claim indemnification under this Article VIII.
ARTICLE IX
MISCELLANEOUS
          Section 9.01 Notices. Any and all notices, requests or other communications hereunder shall be given in writing and delivered by: (a) regular, overnight or registered or certified mail (return receipt requested), with first class postage prepaid; (b) hand delivery; (c) facsimile transmission; or (d) overnight courier service, to the Parties at the following addresses or facsimile numbers:

(i)	if to Seller, to:

Pioneer Americas, LLC 700 Louisiana, Suite 4300 Houston, Texas 77079 Attention: General Counsel Facsimile number: (713) 223-9202 Telephone number: (713) 570-3257

(ii)	if to Purchaser, to:

Mariana Properties, Inc. 2480 Fortune Drive, Suite 300 Lexington, KY 40509 Attention: Jo Ellen Drisko, President Facsimile number: 859-543-2171 Telephone number: 859-543-2100

With a copy to:
or at such other address or number as shall be designated by Seller or Purchaser in a notice to the other Party or Parties given in accordance with this Section 9.01. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given: (A) in the case of a notice sent by regular or certified mail, three business days after it is duly deposited in the mails; (B) in the case of a notice delivered by hand, when personally delivered; (C) in the case of a notice sent by facsimile, upon transmission subject to telephone confirmation of receipt; and (D) in the case of a notice sent by overnight mail or overnight courier service, the next business day after such notice is mailed or delivered to such courier, in each case given or addressed as aforesaid.
     Section 9.02 [INTENTIONALLY LEFT BLANK.]
     Section 9.03 Benefit and Burden. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties hereto and their successors and permitted assigns.
     Section 9.04 No Third Party Rights. Nothing in this Agreement shall be deemed to create any right in any creditor or other Person not a Party hereto (other than the Seller Indemnified Persons, the Purchaser Indemnified Persons and any assignee provided for in Section 9.06), and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party (other than the Persons hereinbefore stated).

     Section 9.05 Amendments and Waiver. No amendment, modification, restatement or supplement of this Agreement shall be valid unless the same is in writing and signed by the Parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the Party against whom that waiver is sought to be enforced. No failure or delay on the part of any Party hereto in exercising any right, power or privilege hereunder and no course of dealing between or among any of the Parties hereto shall operate as a waiver of any right, power or privilege hereunder. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No notice to or demand on any Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Party to any other or further action in any circumstances without notice or demand.
     Section 9.06 Assignments. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise (other than as a result of any merger or consolidation), by any Party without the prior express written consent of the other Party. It is provided, however, that Purchaser shall have the right, in its sole discretion, after Closing, to sell or transfer any or all of the Assets and further, in the event of such sale or transfer, Purchaser shall have the right to assign to the transferee all of its rights under Section 3.10, and any related remedies under Article VIII of this Agreement.
     Section 9.07 Counterparts. This Agreement may be executed in counterparts and by the different Parties in separate counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same agreement.
     Section 9.08 Captions and Headings. The captions and headings contained in this Agreement are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise.
     Section 9.09 Construction. The Parties acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the Parties hereto.
     Section 9.10 Severability. Should any clause, sentence, paragraph, subsection, Section or Article of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the Parties agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom by the Parties, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.
     Section 9.11 Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF, EXCEPT, HOWEVER, THAT THE CONVEYANCE OF THE REAL PROPERTY AND ALL

MATTERS RELATING THERETO SHALL BE GOVERNED BY THE LAWS OF THE STATE OF WASHINGTON.
     Section 9.12 Service of Process; Consent to Jurisdiction; Etc. Each Party hereby irrevocably agrees that any legal action or proceeding against it arising out of this Agreement may be brought in the courts of the State of Washington, or of the United States of America for the Western District of Washington, and does hereby irrevocably (i) designate, appoint and empower the Secretary of State of the State of Washington to receive for and on behalf of it service of process in the State of Washington, and (ii) consent to service of process outside the territorial jurisdiction of such courts in the manner provided by law. In addition, each Party irrevocably waives any objection which such Party may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of, or relating to, this Agreement brought in any such court, (y) any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, and (z) the right to object, with respect to any such claim, suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such Party or any other party. In addition, any such legal action or proceeding may be brought in any court having jurisdiction pursuant to applicable law.
     Section 9.13 Expenses; Transfer Taxes. Except as otherwise provided in this Agreement or any Related Agreement, Seller and Purchaser shall each pay its own expenses incident to this Agreement and the Related Agreements and the transactions contemplated hereby and thereby, including all legal and accounting fees and disbursements. Seller and Purchaser shall share equally all real estate transfer taxes and all excise taxes and any other sales, use, transfer or excise taxes in connection with the conveyance of the Assets.
     Section 9.14 Knowledge.
          (a) The terms “knowledge of Seller”, “Seller’s knowledge” or other similar terms when used in this Agreement shall mean the knowledge of all officers, directors and key employees of Seller or its Affiliates who are identified on Schedule 9.14.
          (b) The terms “knowledge of Purchaser”, “Purchaser’s knowledge” or other similar terms when used in this Agreement shall mean the knowledge of all officers, directors and key employees of Purchaser or its Affiliates who are identified on Schedule 9.14.
     Section 9.15 Schedules. Subject to Purchaser’s rights pursuant to the provisions of Section 7.01(f), Seller shall have the right, prior to Closing, to supplement with updated information or to correct any Schedules attached to this Agreement solely with respect to matters occurring in the Ordinary Course of Business of Seller between the date hereof and the Closing Date; provided, however, that Seller shall deliver the final form of any Schedule to Purchaser not later than midnight New York time on the third business day preceding the Closing Date.
     Section 9.16 Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the Parties with respect to the transactions contemplated hereby and thereby, and supersede all prior agreements, arrangements and understandings between the Parties, whether written, oral or otherwise. There are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, among the Parties concerning the subject matter hereof except as set forth herein and therein.
     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

“SELLER”	“PURCHASER”

PIONEER AMERICAS, LLC	MARIANA PROPERTIES, INC.

By:_____________________	By:_____________________
Printed Name:_____________	Printed Name:_____________
Title:____________________	Title:____________________